Exhibit 99.1
FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Names Jack Boss as Division President
WATERFORD, N.Y., (March 28, 2014) - Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today announced that Jack Boss will be joining the Company and serving as President of its Silicones and Quartz Division, effective March 31, 2014. Mr. Boss will be responsible for leading the silicones and quartz business globally.
Mr. Boss’ career spans more than 30 years in the specialty chemicals and materials industry. Most recently, Mr. Boss was President of Honeywell Safety Products at Honeywell International (NYSE: HON) from February 2012 to March 2014. Prior to 2014, Mr. Boss held other senior leadership positions at Honeywell International, including Vice President and General Manager of Specialty Products and Vice President and General Manager of Specialty Chemicals during his 11 year tenure at the company. Mr. Boss also previously served as Vice President and General Manager of the Specialty and Fine Chemicals business of Great Lakes Chemical Corporation and Vice President and Business Director at International Specialty Products. He has an MBA in marketing and finance from Rutgers University and a bachelor’s degree in mechanical engineering from the University of West Virginia.
“I am extremely pleased to add an executive with Jack’s breadth and depth of experience to the Company,” said Craig Morrison, Chairman, President and CEO. “His demonstrated ability to drive top and bottom-line growth will be a tremendous asset to Momentive Performance Materials. He has a proven track record of developing global teams focused on growth, operational excellence and safety.”
About the Company
Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive
Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals, Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.

Contacts

Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com